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                                                               EXHIBIT (j)(2)(i)

              Transfer Agency and Service Agreement between former
           VK Closed-End Funds and ComputerShares - Assignment Letter

Original executed copy of this letter has been provided to Mary Corcoran. Please contact Mary if you need the original for any reason.

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June 1, 2010

Christopher Brown
Relationship Manager, Investor Services
Computershare
250 Royall Street, Canton, MA 02021

Dear Mr. Brown:

   You may be aware that Invesco Ltd. ("Invesco") has entered into an agreement to acquire Morgan Stanley's retail asset management business, including Van Kampen Investments and the Van Kampen Closed-End Funds ("Funds") (the acquisition is referred to herein as the "Transaction"), which we expect to close on June 1, 2010 ("Closing"). The Transaction will constitute a change of control whereby at Closing, the Funds will be renamed to include the Invesco brand, as indicated in the attached Appendix A, which may be amended from time to time.

We make reference to the Transfer Agency and Service Agreement ("Agreement") by and between Certain Van Kampen Closed-End Funds and Computershare Inc. (formerly known as EquiServe, Inc.) and Computershare Trust Company N.A. (formerly known as EquiServe Trust Company, N.A.), dated January 1, 2002, as amended January 20, 2009.

In an effort to transition the business of the Funds effectively at Closing, we are asking you to execute this letter as a one-time waiver of any terms in the Agreement which may grant you the right to terminate the Agreement as a result of the Transaction. This letter will not affect your right to receive payments under the Agreement. Additionally, by signing this letter, you agree that at Closing the Agreement will be amended as follows:

     1. Appendix A shall be deleted in its entirety and replaced with amended Appendix A, attached hereto and incorporated herein.

Capitalized terms used but not otherwise defined herein have the definition set forth in the Agreement. Other than as amended hereby, all terms and conditions of the Agreement are ratified and affirmed as of the date hereof in order to give effect to the terms hereof.

This letter agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts without regard to choice of law provisions and may be executed in counterparts, each of which shall be deemed to be an original document.

If you agree with the foregoing, please sign the appropriate line below and return the signed letter to Mary Corcoran at: Invesco Investment Services, Inc., 11 Greenway Plaza, Suite 2500, Houston, TX 77046-1173.

Yours truly,                               Acknowledged and Agreed:

/s/ John M. Zerr                           COMPUTERSHARE INC. AND
--------------------------------           COMPUTERSHARE TRUST COMPANY, N.A.
Invesco Closed End-Funds

                                           Name:  /s/ Martin J. McHale
                                                  -------------------------
                                                  Martin J. McHale
                                           Title: President, U.S.Equity Services





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                                   SCHEDULE A

                      INVESCO VAN KAMPEN CLOSED-END FUNDS

Invesco Van Kampen Advantage Municipal Income Trust II
Invesco Van Kampen Bond Fund
Invesco Van Kampen California Value Municipal Income Trust
Invesco Van Kampen Dynamic Credit Opportunities Fund
Invesco Van Kampen High Income Trust II
Invesco Van Kampen Massachusetts Value Municipal Income Trust
Invesco Van Kampen Municipal Opportunity Trust
Invesco Van Kampen Municipal Trust
Invesco Van Kampen Ohio Quality Municipal Trust
Invesco Van Kampen Pennsylvania Value Municipal Income Trust
Invesco Van Kampen Select Sector Municipal Trust
Invesco Van Kampen Senior Income Trust
Invesco Van Kampen Senior Loan Fund
Invesco Van Kampen Trust for Insured Municipals
Invesco Van Kampen Trust for Investment Grade Municipals
Invesco Van Kampen Trust For Investment Grade New Jersey Municipals Invesco Van Kampen Trust for Investment Grade New York Municipals